EX-99.h.7

AMENDED AND RESTATED FEE WAIVER AND

EXPENSE ASSUMPTION AGREEMENT

AMENDED AND RESTATED FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT made this          day of             , 2008, between Dimensional Investment Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as listed on Schedule A of this Agreement (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“DFA”) (formerly Dimensional Fund Advisors Inc.), amending and restating the Amended and Restated Fee Waiver and Expense Assumption Agreement dated December 7, 2007.

WHEREAS, DFA has entered into Administration Agreements with the Fund, pursuant to which DFA provides various administrative and other services for the Portfolios, and for which DFA is compensated based on the average net assets of such Portfolios; and

WHEREAS, the Fund and DFA have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of those Portfolios, and those classes of certain Portfolios, of the Fund listed on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver and Expense Assumption by DFA. DFA agrees to reduce all or a portion of its administration fee for Portfolio, or each class of a Portfolio, as applicable, listed on Schedule A, and if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Portfolio (or class of a Portfolio), such fee waiver and assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the annualized expenses of each Portfolio (or class of a Portfolio) to the rate reflected in Schedule A of this Agreement for each Portfolio (or class of a Portfolio) (“Annualized Expense Ratio”).

2.	Duty to Reimburse DFA. If, at any time, the annualized expenses of a Portfolio (or class of a Portfolio) are less than the Annualized Expense Ratio listed on Schedule A of this Agreement, the Fund, on behalf of a Portfolio, shall reimburse DFA for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Annualized Expense Ratio of a Portfolio (or class of a Portfolio) to exceed the limit on Schedule A of this Agreement. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse DFA for waived fees or expenses that were assumed by DFA more than thirty-six months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by DFA without the prior consent of the Fund.

4.

Duration and Termination. This Agreement shall continue in effect until March 1, 2010 for each Portfolio (or each class of a Portfolio) and shall continue in effect from year to year thereafter for each Portfolio (or class of a Portfolio), unless and until the Fund or DFA notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a Portfolio (or class of a Portfolio), of its intention to terminate the Agreement for a Portfolio (or class of a Portfolio). This Agreement shall automatically terminate, with respect to a Portfolio (or class of a Portfolio), upon the termination of the Administration Agreement between DFA and the Fund, on behalf of such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

DIMENSIONAL INVESTMENT GROUP INC.	DIMENSIONAL FUND ADVISORS LP

	By:	DIMENSIONAL HOLDINGS INC., General Partner

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE A

Portfolio	Annualized Expense Ratio (as a percentage of average net assets)
U.S. Large Company Institutional Index Portfolio	0.10	%*
Global Equity Portfolio – Class R1	*	*
Global 60/40 Portfolio – Class R1	*	*
Global 25/75 Portfolio – Class R1	*	*
Global Equity Portfolio – Class R2	*	**
Global 60/40 Portfolio – Class R2	*	**
Global 25/75 Portfolio – Class R2	*	**
Global Equity Portfolio – Institutional Class	*	***
Global 60/40 Portfolio – Institutional Class	*	***
Global 25/75 Portfolio – Institutional Class	*	***

*	For the U.S. Large Company Institutional Index Portfolio, DFA has agreed to waive its administration fee to the extent necessary to reduce the Portfolio’s expenses to the extent that its total direct and indirect expenses (including the expenses the Portfolio bears as a shareholder of its master fund) exceed the rate listed above for the Portfolio.

**	For the Class R1 shares of the Global Equity Portfolio, Global 60/40 Portfolio and Global 25/75 Portfolio, DFA has agreed to: (i) waive its administration fees to the extent necessary to limit the proportionate share of the total combined administration fees paid by each of the Portfolios and management fees paid by its underlying funds to DFA to 0.27% for the Global Equity Portfolio, to 0.25% for the Global 60/40 Portfolio and to 0.22% for the Global 25/75 Portfolio; and (ii) assume the direct operating expenses of the Class R1 shares of each Portfolio (excluding administration fees paid to DFA) to the extent necessary to limit the total expense ratios (including the expenses that the Class R shares of each such Portfolio bear as a shareholder of the Dimensional underlying funds and including shareholder services fees, but excluding expenses from investment in other investment companies) of the Class R1 shares of the Global Equity Portfolio to 0.54%, the Global 60/40 Portfolio to 0.51% and the Global 25/75 Portfolio to 0.47%.

***	For the Class R2 shares of the Global Equity Portfolio, Global 60/40 Portfolio and Global 25/75 Portfolio, DFA has agreed to: (i) waive its administration fees to the extent necessary to limit the proportionate share of the total combined administration fees paid by each of the Portfolios and management fees paid by its underlying funds to DFA to 0.27% for the Global Equity Portfolio, to 0.25% for the Global 60/40 Portfolio and to 0.22% for the Global 25/75 Portfolio; and (ii) assume the direct operating expenses of the Class R2 shares of each Portfolio (excluding administration fees paid to DFA) to the extent necessary to limit the total expense ratios (including the expenses that the Class R shares of each such Portfolio bear as a shareholder of the Dimensional underlying funds and including shareholder services fees, but excluding expenses from investment in other investment companies) of the Class R2 shares of the Global Equity Portfolio to 0.69%, the Global 60/40 Portfolio to 0.66% and the Global 25/75 Portfolio to 0.62%.

****

For the Institutional Class shares of the Global Equity Portfolio, Global 60/40 Portfolio and Global 25/75 Portfolio, DFA has agreed to: (i) waive its administration fees to the extent necessary to limit the proportionate share of the total combined administration fees paid by each of the Portfolios and management fees paid by its underlying funds to

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DFA to 0.27% for the Global Equity Portfolio, to 0.25% for the 60/40 Portfolio and to 0.22% for the 25/75 Portfolio; and (ii) assume the direct operating expenses of the Institutional Class shares of each Portfolio (excluding administration fees paid to DFA), to the extent necessary to limit the total expense ratios (including the expenses that the Institutional Class shares of each such Portfolio bear as a shareholder of the Dimensional underlying funds, but excluding expenses from investment in other investment companies) of the Institutional Class shares of the Global Equity Portfolio to 0.44%, the Global 60/40 Portfolio to 0.41% and the Global 25/75 Portfolio to 0.37%.

Dated:

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